Exhibit 10.22

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the "Addendum Agreement") refers to the Employment Agreement entered between Moxian (Hong Kong) Limited (the ‘Company’) and Luo Xiaoyuan (the 'Executive') on March 1, 2016.

Whereas, the Parties to the Employment Agreement agree to make the following changes to Section 7.1 and 7.4 to:

7	Remuneration

7.1	The Executive's salary will be at the rate of Chinese Yuan Hundred Thousand, CNY50,000.00. Such salary shall be payable around the 15th of each month.

7.4	The Executive is also entitled to a grant of non-statutory stock option to purchase up to 750,000 shares of the Moxian, Inc. common stock at an exercise price of $0.00 at the end of the third anniversary of this Agreement or the day when the Company or its parent Company is admitted to any major Exchange, whichever is earlier. ("ESOS"). If the parent Company, Moxian, Inc. by reason of recapitalization, share dividend, split combination or the like (`Corporate Action'), the 750,000 option shares shall be proportionate according to the Corporate Action;

AGREED BY:

Moxian (Hong Kong) Limited

Executive

THIS AGREEMENT is dated the lst day of October 2014 and made

BETWEEN:

(1)	Moxian (Hong Kong) Limited (the "Company"), of Room 1301, 13/F., Wing Tuk Commercial Centre, 177-183 Wing Lok Street, Sheung Wan, Hong Kong; and

(2)	Mr Luo Xiaoyuan, Singapore Citizen, NRIC S7578249G, Passport: E4467365E (the "Executive"), of Block 351 Floor 15 Unit 123, Ang Mo Kio Street 32, Singapore 560351.

THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

.1.1.	In this Agreement, where the context admits:

The "Board" means the board of directors of the Company or the directors present at a duly convened meeting of the Company's directors at which a quorum is present and acting throughout.

"Confidential Information" means any trade secrets or confidential information (which may include commercially sensitive information) important to and relating to the business of the Company and/or any other Group Company or relating to any clients, employees, consultants or officers of the Company and/or any other Group Company. Confidential information includes but is not limited to confidential customer lists or requirements, pricing structures, marketing and sales information, business plans or dealings, non-public financial information and plans, designs, formulae, product plans, research activities, and Intellectual Property; any documents marked as confidential (or a similar expression); any information which the Executive has been told is of a confidential nature or which might reasonably be expected by the Company and/or any other Group Company to be regarded as confidential; and/or any information which has been given to the Company and/or any other Group Company in confidence.

"Commencement Date" means lst October 2014, or such other mutually agreed date.

"Group Company" means the Company, any subsidiary of the Company or any company in which the Company holds or controls more than 20% in the nominal value of the shares in issue carrying voting rights. "Subsidiary" shall have the meaning given to it in the Companies Ordinance.

"Intellectual Property" means all intellectual and industrial property and all rights therein including, without limiting the generality of the foregoing, all inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trademarks, trade names, websites, internet domain names, logos, art work, slogans, know-how, technical information, trade secrets, processes, designs (whether or not registrable and whether or not design rights subsist in them), utility models, works in which copyright may subsist (including computer software and preparatory and design materials therefor), and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world.

"Prospective Client" means any person (other than a Restricted Client) who, at any time during the Executive's employment, or, where the covenant applies after termination of employment, at any time during the six month period immediately prior to the date of his termination of employment, was a person:

(1)	from whom the Company and/or any other Group Company solicited or has solicited business during the relevant period;

(2)	to whom the Company and/or any other Group Company has made a presentation during the relevant period; or

(3)	for whom the Company and/or any other Group Company has taken steps in preparing to solicit business during the relevant period,

and with whom during such relevant period the Executive shall have had business dealings.

.1.2.	In this Agreement, where the context admits:

(A)	references to any statute or statutory provisions include a reference to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

(B)	references to a "person" include any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists) and a reference to any of them shall include a reference to the others;

(C)	any reference to "writing" shall include typewriting, printing, lithography, photography, telex, facsimile, electronic mail and other modes of representing or reproducing words in a legible form;

(D)	words denoting the singular shall include the plural and vice versa; and

(E)	the masculine gender shall be deemed to include the feminine gender.

.1.3.	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.	Appointment, position and commencement of employment

.2.1.	The Company has appointed the Executive and the Executive has agreed to serve the Company in the capacity of Vice President of Product.

.2.2.	The Executive's employment has taken effect from the Commencement Date subject to the termination provisions in this Agreement.

3.	Directorships

.3.1.	The Executive may be reasonably required by the Board to accept appointment as director or other officer of the Company in connection with his appointment under this Agreement from time to time. In such event, the Executive shall reasonably accept such appointment. He shall also resign without claim for compensation from such directorship or office at any time on request by the Company and such resignation shall not affect the continuance in any way of this Agreement. The Executive shall immediately account to the Company for any director's fees or other emoluments, remuneration or payments either receivable or received by him by virtue of his holding such directorship or office (or waive any right to the same if so required by the Company).

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.3.2.	Save with the prior agreement in writing of the Board, the Executive shall not, during the continuance of this Agreement, resign from any directorship or office of the Company in which he holds a directorship at the Company's request, or do anything that would cause him to be disqualified from continuing to act as a director.

.3.3.	In the event of the termination of the employment of the Executive for whatever reason and whether by notice or in any other manner whatsoever, the Executive shall, upon the request of the Board resign without claim for compensation from any directorships or offices of the Company in which he holds a directorship or office at the Board's request.

.3.4.	Should the Executive fail to resign from any directorship or any other office when so requested by the Board, either during his employment or upon termination, the Company is irrevocably authorised to appoint a person in his name and on his behalf to execute any documents and to do all things required to give effect to the resignation.

.3.5.	The Company will seek to purchase suitable Directors & Officer's liability insurance cover for the Executive, subject to any applicable legal requirements and compliance with any criteria or conditions imposed by the relevant insurer.

4.	Duties

.4.1.	The Executive shall exercise such powers, perform such duties and comply with such directions in relation to the business of the Company as the Board may, from time to time, confer upon or assign or give to him.

.4.2.	The Executive shall during working hours devote his attention and abilities to the business of the Company with which the Executive is required by the Board to be concerned with and shall perform all duties commensurate with his position at such times as may be required by the Company. He shall use his best endeavours to promote and protect the general interests and welfare of the Company and such other Group Company.

.4.3.	The Executive shall at all times promptly give to the Board (in writing if so requested) all such information, explanations and assistance as it may require in connection with the business of the Company with which the Executive is required by the Board to be concerned with.

5.	Place of work

.5.1.	The Executive's principal place of work be at the Company' China office, currently at Room 2313-2315 , Block B, Zhongshen Garden, Caitian South Road, Futian District, Shenzhen, Guangdong Province, China.

6.	Hours of work

.6.1.	The Executive shall work normal business hours from 09:30am to 06:00pm (Monday - Friday).

.6.2.	The Executive may also be required to work such additional hours as may be necessary in the performance of his duties and powers under this Agreement. No overtime will be paid with respect to any additional hours worked.

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7.	Remuneration

.7.1.	The Executive's salary will be at the rate of Chinese Yuan Hundred Thousand, CNY100,000.00. Such salary shall be payable around the 15th of each month.

.7.2.	The Executive's salary shall be reviewed annually from the Commencement Date.

.7.3.	A probation period of three (3) months will be effected from the Commencement Date. During the period of probation, either party may terminate employment by giving one (1) week notice.

.7.4.	The Executive is also entitled to a grant of non-statutory stock option to purchase up to 1,500,000 shares of the Moxian China, Inc. common stock at an exercise price of $0.00 at the end of the third anniversary of this Agreement or the day when the Company or its parent Company is admitted to any major Exchange, whichever is earlier. ("ESOS")

.7.5.	The terms and conditions of the ESOS granted to the Executive shall be subjected to the '2014 Moxian China Stock Option and Incentive Plan' stock option agreement.

8.	Benefits and Expenses

.8.1.	The Company shall pay or refund or procure to be paid or refunded to the Executive all reasonable travelling, entertainment and other similar out of pocket expenses necessarily and wholly incurred by the Executive in the proper performance of his duties. The Executive is required to produce evidence of such expenses as the Company may reasonably require.

.8.2.	The Executive is entitled to such transportation and medical coverage arranged and paid for by the Company

9.	Accommodations

9.1	The Executive shall be entitled to accommodation to be arranged and fully paid for by the Company for personal use during the term of office in Shenzhen.

10.	Annual leave and holidays

.10.1.	The Executive will be entitled to five (5) working days annual leave per year exclusive of statutory and public holidays.

.10.2.	The leave year currently runs from 1 January to 31 December. Subject to legal requirements, the Executive may carry over his annual leave days to the next leave year unless otherwise disapproved by the Company. Annual leave which is accrued but unused will be paid out upon termination, subject to applicable legal requirements.

.10.3.	Annual leave pay for statutory leave will be calculated in accordance with the Employment Ordinance, and leave pay for additional annual leave shall be calculated as the Company shall determine from time to time. Payments in lieu of annual leave upon termination, if any, will also be calculated based on such formulae. The Executive shall be deemed to have taken statutory annual leave before additional leave.

.10.4.	The Executive will be entitled to Saturday and Sunday as weekly days off but only Sunday will be treated as a statutory rest day under the Employment Ordinance.

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11.	Sickness

.11.1.	The Executive is entitled to fourteen (14) days paid sick leave. The Company shall provide full pay for each day of paid sick leave. Without prejudice to the Executive's appointment under this Agreement, the Company shall be entitled during any period of the Executive's absence due to illness, injury or other incapacity to temporarily appoint another employee to perform the duties and exercise the powers of the Executive in his place on such terms and conditions as the Company shall see fit.

12.	Conflict of interest

.12.1.	The Executive will disclose promptly to the Company in writing all his interests in any business other than that of the Company and any other Group Company and will notify the Company immediately of any change in his external interests.

.12.2.	During the term of his employment, the Executive will not introduce to any other person, firm, company or organisation, business of any kind with which the Company and/or any other Group Company is able to deal and he will not have any outside financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company and/or any other Group Company without first disclosing such interest or benefit to the Company and obtaining its written approval.

13.	Confidentiality

.13.1.	As Confidential Information will from time to time become known to the Executive, the Company considers and the Executive acknowledges, that the following restraints are necessary for the reasonable protection by the Company of its business and/or the business of any other Group Company, the clients thereof or their respective affairs.

.13.2.	The Executive shall not at any time, either during the continuance or after the cessation of his employment with the Company use, disclose or communicate to any person whatsoever any Confidential Information of which he has or may have become possessed during his employment with the Company or supply the contact details of any client, customer, supplier, agent, employee, consultant, or officers of the Company or any other Group Company to any person except in the proper course of his employment or as authorised in writing by the Company or as ordered by a court of competent jurisdiction.

.13.3.	The Executive shall not at any time, either during the continuance or after the cessation of his employment with the Company make, otherwise than for the benefit of the Company and/or any other Group Company, any notes or memoranda relating to any matter within the scope of his duties or concerning any of the dealings or affairs of the Company and/or any other Group Company.

.13.4.	The Executive shall not at any time, during the continuance or within twelve (12) months after cessation of his employment with the Company make any statement (whether written or oral) to any representative of television, radio, film, press or other similar media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company and/or any other Group Company without first obtaining the written approval of the Company, except as required in the normal course of his employment by the Company.

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14.	Intellectual property

.14.1.	If at any time in the course of, or in connection with, his employment under this Agreement the Executive makes or discovers or participates in the making or discovery of any Intellectual Property directly or indirectly relating to or capable of being used in the business carried on by the Company and/or any other Group Company, full details of the Intellectual Property shall immediately be disclosed in writing by him to the Company and the Intellectual Property shall be the absolute property of the Company and/or the relevant Group Company.

.14.2.	At the request and expense of the Company, the Executive shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage (as decided by the Company), and shall execute all documents and do all things which may be necessary or in the opinion of the Company desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct. The obligations set out in this clause shall survive the termination of the Executive's employment for whatever reason (whether lawful or not).

.14.3.	The Executive agrees and undertakes that all Intellectual Property made or discovered by him shall not infringe any rights of any third party (including but not limited to contractual or intellectual property rights) or put the Company and/or any other Group Company into disrepute, and shall be original.

15.	Restrictions

.15.1.	The Executive covenants with the Company (for itself and on behalf of each other Group Company) as follows.

(A)	Non-competition

The Executive shall not during his employment or at any time during six (6) month period after the date of the termination of his employment, except in the event of a wrongful termination by the Company, be engaged, concerned or interested, either directly or indirectly in any capacity (including but not limited to as principal, agent, advisor, employee, consultant, or officer) in any trade or business or occupation whatsoever in Singapore, Hong Kong & People's Republic of China which would or might reasonably be considered to compete with the Restricted Business.

(B)	Non-dealing with clients

The Executive shall not during his employment or at any time during six (6) months period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person, have business dealings directly or indirectly with any person who is a Restricted Client or Prospective Client provided always that nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business.

(C)	Non-solicitation of clients

The Executive shall not during his employment or at any time during six (6) months period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person solicit or interfere with or attempt to solicit or interfere with the Company's and/or any other Group Company's relationship with any Restricted Client or Prospective Client, provided always that nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business.

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(D)	Non-solicitation of employees

The Executive shall not during his employment or at any time during six (6) months period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away (or assist any other person whether by means of the supply of names or expressing views on suitability or otherwise howsoever to solicit or entice away) from the Company and/or any other Group Company, any individual who is a management and/or senior employee or director or officer of the Company and/or any other Group Company, whether or not any such person would commit a breach of contract by reason of his leaving service.

.15.2.	Each of the restrictions in this clause shall be construed as a separate and independent restriction and if one or more of the restrictions is found to be void or unenforceable, such void or unenforceable part shall be deemed deleted and the validity of the remaining restrictions shall not be affected.

16.	Termination

.16.1.	The Executive's employment may be terminated by either party giving at any time one (1) months' written notice or payment in lieu.

.16.2.	The Executive's employment may be terminated summarily by the Company without notice or payment in lieu of notice in accordance with section 9 of the Employment Ordinance if, e.g., the Executive misconducts himself such conduct being inconsistent with the due and faithful discharge of his duties.

.16.3.	The Executive's employment may be terminated by the Company giving at any time seven (7) days' notice or payment in lieu if the Executive:

(A)	has a bankruptcy order made against him or if he makes any arrangement or composition with his creditors with or for the benefit of his creditors generally;

(B)	is convicted of any criminal offence other than an offence which, in the reasonable opinion of the Company, does not affect his position as an employee of the Company (bearing in mind the nature of the duties in which he is engaged and the capacity in which he is employed);

(C)	by his actions or omissions, brings the name or reputation of the Company and/or any other Group Company into serious disrepute or prejudices the interests of the business of the Company and/or any other Group Company;

(D)	is convicted of an offence under any present or future statutory enactment or regulation relating to insider dealing;

(E)	has any regulatory or other licence of approval, or employment visa refused, suspended, revoked or not renewed which cannot be remedied within a reasonable period of time; or

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(F)	is or becomes prohibited by law from being a director.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

.16.4.	In the event of the termination of the employment of the Executive for whatever reason and whether by notice or in any other manner whatsoever, the Executive agrees that he will not at any time after such termination represent himself as still having any connection with the Company and/or any other Group Company save as a former employee.

.16.5.	Before and after the termination of the Executive's employment for whatever reason and whether by notice or in any other manner whatsoever, the Executive agrees to provide the Company and/or any other Group Company with reasonable assistance regarding matters of which he has knowledge and/or experience and the Executive agrees to assist in any proceedings or possible proceedings in which the Company and/or any other Group Company is or may become a party.

17.	Suspension and garden leave

.17.1.	The Executive agrees that the Company shall be entitled, from time to time including in the event that notice of termination to terminate the Executive's employment has been given by either party, to require the Executive to observe all or some of the following during such period(s) as specified by the Company in its discretion;

(A)	cease to render all or some of the Executive's duties;

(B)	remain away from any premises of the Company and/or any other Group Company or any premises named by the Company;

(C)	resign with immediate effect from any offices he holds with the Company and/or any other Group Company;and/or

.17.2.	For the avoidance of doubt, during any such period the Company will not have any obligation to provide the Executive with work but salary and contractual benefits will continue to be payable and he will remain bound by all of the express and implied obligations arising out of his employment with the Company, including the obligations of good faith and fidelity. The Executive agrees that he will comply with any requests made by the Company pursuant to this clause from time to time and perform such duties at such place and time as the Company may reasonably request.

18.	Return of property on termination

.18.1.	In the event of the termination of the employment of the Executive for whatever reason, the Executive immediately shall deliver up to the Company or its authorised representative any property of the Company and/or any other Group Company which may be in his possession, custody or control, including without limitation minutes, memoranda, correspondence, notes, records, reports, sketches, plans, credit cards, security cards/passes, Company-provided mobile phone, discs, keys, software, address books, databases, proposals, electronic mail, files or other documents, whether or not the property was originally supplied to him by the Company or any other Group Company. The Executive's obligations under this clause include the return of all copies(whether in hard copy or electronic form), drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.

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.18.2.	If so requested, the Executive shall provide to the Company a signed statement confirming that he has complied fully with this clause.

19.	Governing law and jurisdiction

.19.1.	This Agreement and the Executive's employment shall be governed by, and construed in accordance with, the laws of Hong Kong.

.19.2.	The Company and the Executive agree to submit to the non-exclusive jurisdiction of the Hong Kong courts and labour tribunal in respect of any dispute arising under this Agreement and the Executive's employment with the Company.

20.	General

.20.1.	Employee handbook

The Executive is required to comply with the provisions of any employee handbook implemented by the Company and as amended at the Company's discretion from time to time. For the avoidance of doubt, the Executive shall be deemed to have read and understood the employee handbook prior to signing this agreement and all of the provisions of the handbook shall form part of the terms of the Executive's terms of employment (if any).

.20.2.	Equal opportunities

The Company is an equal opportunities employer and the Executive is required to refrain from any discrimination, harassment or vilification which is prohibited by local laws. The Executive is required to comply with any equal opportunities policy implemented by the Company from time to time.

.20.3.	Data privacy

The Executive consents to the Company and/or any other Group Company holding and processing the data it collects in relation to him in the course of his employment, for the purposes of the Company's administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing of such data in and outside Hong Kong. The Executive may request access to and correction of his personal data by contacting the Human Resources Department.

.20.4.	Inconsistency

In the event of any conflict between the terms of this Agreement and any other document recording or purporting to record the terms of the Executive's employment by the Company, the terms of this Agreement shall prevail.

.20.5.	Prior agreements

This Agreement and any documents referred to constitute the entire agreement between the Company and the Executive. This Agreement shall be in substitution for any subsisting agreement, service agreement or contract of employment (oral or otherwise) made between the Company and the Executive or between any other Group Company and the Executive which shall be deemed to have been terminated by mutual consent with effect from the Commencement Date. The Executive warrants and agrees that he is not entering into this Agreement in reliance on any representation not expressly set out in this Agreement.

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.20.6.	Severability

If any provision of this Agreement or a clause hereof is determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions within that clause and the remainder of this Agreement shall be severable and enforceable in accordance with their terms, so long as this Agreement, without such terms or provisions, does not fail its essential purpose. The parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this Agreement.

.20.7.	Notices

Any notice to be given under this Agreement shall be given in writing and may be sent, addressed in the case of the Company to its registered office for the time being and in the case of the Executive to him at his last known place of residence or given personally, and any notice given by post shall be deemed to have been served at the expiration of 48 hours after the same was posted.

SIGNED by Ng Klan Yong	)
for and on behalf of the Company	)
and each other Group Company	)

SIGNED by the Executive	)

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